UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2019

MEDTRONIC PUBLIC LIMITED COMPANY

(Exact name of Registrant as Specified in its Charter)

Ireland	1-36820	98-1183488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

(Address of principal executive offices)

+353 1 438-1700

(Registrant’s telephone number, including area code):

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Ordinary Shares, $0.0001 par value per share	MDT	New York Stock Exchange
Floating Rate Senior Notes due 2021	MDT/21	New York Stock Exchange
0% Senior Notes due 2021	MDT/21A	New York Stock Exchange
0.375% Senior Notes due 2023	MDT/23B	New York Stock Exchange
1.125% Senior Notes due 2027	MDT/27	New York Stock Exchange
1.625% Senior Notes due 2031	MDT/31	New York Stock Exchange
2.250% Senior Notes due 2039	MDT/39A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

On June 25, 2019, Medtronic plc (the “Company”) issued a press release announcing that it had upsized the maximum aggregate purchase price of its Maximum Tender Offer (as defined below) from $3.0 billion to $4.35 billion. The amount of the Company’s Any and All Tender Offer (as defined below) remains unchanged, thus resulting in a combined aggregate amount for both Tender Offers (as defined below) of up to $5.525 billion ($1.175 billion in aggregate principal amount of the Any and All Notes (as defined below) and $4.35 billion in aggregate maximum purchase price of the Maximum Tender Offer Notes (as defined below)) from the prior $4.175 billion ($1.175 billion in aggregate principal amount of the Any and All Notes and $3.0 billion in aggregate maximum purchase price of the Maximum Tender Offer Notes). As previously disclosed the Tender Offers are subject to a debt financing condition. The Company separately announced that it had priced a registered public offering of €5.0 billion of senior notes which is expected to close on July 2, 2019, subject to customary closing conditions, the proceeds of which would be used to purchase notes in the Tender Offers. The Company expects the two transactions will effectively be leverage neutral. While the Company expects these transactions to result in lower fiscal year 2020 interest expense, slightly offset by increased U.S. tax, the results of the Tender Offers and the associated financial impact of these transactions will not be determinable until July 10, 2019 after market, at the earliest. Given that these transactions are not expected to be completed until late in the Company’s first fiscal quarter (“Q1 FY20”), the Company does not anticipate a material impact from these transactions to its Q1 FY20 financial results.

This Current Report on Form 8-K contains forward-looking statements that are not historical in nature. Such forward-looking statements are subject to risks and uncertainties, including the risks related to the acceptance of any tendered Notes (as defined below), the expiration and settlement of the Tender Offers, the satisfaction of conditions to the Tender Offers, whether the Tender Offers will be consummated in accordance with terms set forth in the Offer to Purchase, dated June 24, 2019 (the “Offer to Purchase”), or at all and the timing of any of the foregoing, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the Company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the Company, as filed with the U.S. Securities and Exchange Commission.

Item 8.01.	Other Events

On June 25, 2019, the Company announced an upsizing of its previously announced tender offer by its wholly-owned subsidiaries, Medtronic, Inc. (“Medtronic, Inc.”), Medtronic Global Holdings S.C.A. (“MGH”) and Covidien International Finance S.A. (“CIFSA” and, together with Medtronic, Inc. and MGH, the “Offerors”), for up to $3.0 billion combined aggregate purchase price (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding fees and expenses related to the tender offers) (the “Maximum Tender Offer”) of certain of the Offeror’s outstanding debt securities (the “Maximum Tender Offer Notes”), increasing the aggregate maximum purchase price for the Maximum Tender Offer Notes from $3.0 billion to $4.35 billion. The terms of the previously announced tender offer by the Offerors for any and all (the “Any and All Tender Offer” and together with the Maximum Tender Offer, the “Tender Offers”) of the $1.175 billion in aggregate principal amount of Medtronic, Inc.’s outstanding 4.125% Senior Notes due 2021 and Medtronic, Inc.’s outstanding 3.125% Senior Notes due 2022 (the “Any and All Notes” and, collectively with the Maximum Tender Offer Notes, the “Notes”) remain unchanged.

The Tender Offers are being made exclusively pursuant to the Offer to Purchase, which sets forth the terms and conditions of the Tender Offers, subject to the increases in the aggregate maximum purchase price for the Maximum Tender Offer Notes described above.

A copy of the Company’s press release announcing the upsizing is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference. The information contained in Item 8.01 of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 is for information purposes only and do not constitute an offer to purchase the notes.

Item 9.01.	Exhibits

(d) List of Exhibits

Exhibit Number	Description

99.1	Press release of Medtronic plc regarding upsizing of maximum tender offer, dated June 25, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC PUBLIC LIMITED COMPANY

Date: June 25, 2019	By	/s/ Karen L. Parkhill
Karen L. Parkhill
Executive Vice President and Chief Financial Officer